Exhibit 8.1

List of Significant Subsidiaries and Principal Consolidated Affiliated Entities*

Significant Subsidiaries	Jurisdiction of Incorporation

21ViaNet Group Limited	Hong Kong
iJoy Holding Limited	British Virgin Islands
Asiacloud Wireless Limited	Hong Kong
21Vianet Data Center Co., Ltd.	PRC
21Vianet Anhui Suzhou Technology Co., Ltd.	PRC
Suzhou Zhuoaiyi Information Technology Co., Ltd.	PRC
21Vianet (Foshan) Technology Co., Ltd.	PRC

Principal Consolidated Affiliated Entities

Beijing aBitCool Network Technology Co., Ltd.	PRC
Beijing iJoy Information Technology Co., Ltd.	PRC
Beijing 21Vianet Broad Band Data Center Co., Ltd.	PRC
Dongguan Asia Cloud Investment Co., Ltd.	PRC
Dongguan Asia Cloud Network Technology Co., Ltd.	PRC
Zhiboxintong (Beijing) Network Technology Co., Ltd.	PRC
Beijing Chengyishidai Network Technology Co., Ltd.	PRC
Guangzhou Gehua Network Technology and Development Co., Ltd.	PRC
Langfang Xunchi Computer Data Processing Co., Ltd.	PRC
Beijing Tianwang Online Communication Technology Co., Ltd.	PRC
Beijing Yilong Xinda Technology Co., Ltd.	PRC

*	Other subsidiaries and consolidate affiliated entities of 21Vianet Group, Inc. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.